Exhibit 10.3

Adopted by the Board of Directors

July 22, 2013

HEXCEL CORPORATION

EXECUTIVE SEVERANCE POLICY

DATED AUGUST 1, 2013

1.              Purpose.  This Executive Severance Policy (the “Policy”) has been adopted by the Compensation Committee (the “Committee”) of Hexcel Corporation (the “Company”) effective August 1, 2013. The purpose of the policy is to establish the terms and conditions applicable to a termination of employment of an executive employee who has received an offer letter of employment from the Company that expressly extends the provisions of the Policy to such executive (the “Executive”). The Committee shall have full discretionary authority to interpret and construe the provisions of the Policy and to make determinations pursuant to the Policy. The Committee shall have the authority, in its discretion, to amend or terminate the Policy, but no amendment or termination shall adversely affect any rights that have become vested in the Executive by virtue of the application of the Policy. The Company in writing shall notify the Executive of any such amendment of termination but in no event shall any such amendment or termination be effective as to the Executive earlier than (i) one year after the notice or (ii) two years after the occurrence of a Change in Control (as defined below). The Committee may apply the Policy in a non-uniform manner among Executives and all other Persons affected hereunder.

2.              Termination.  The Executive’s employment with the Company may be terminated under the following circumstances:

(a)         Death. The Executive’s employment shall automatically terminate upon death.

(b)         Disability. The Company may terminate the Executive’s employment due to the Executive’s inability, due to physical or mental incapacity, to substantially perform the Executive’s full time duties and responsibilities for a period of ninety out of any consecutive one-hundred eighty days (as determined by a medical doctor selected by Company and Executive) (“Disability”).  If the Company and the Executive cannot agree on a medical doctor for purposes of such determination of Disability, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(c)          Cause. The Company may terminate the Executive’s employment hereunder for Cause.  The following shall constitute Cause:

(i)                         the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s incapability due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason) after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; or

(ii)                      the willful engaging by the Executive in misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise including, but not limited to, conduct that violates the terms of any non -compete or confidentiality obligations applicable to the Executive.  No act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (A) reasonable notice from the Board of directors of the Company (the “Board”) to the Executive setting forth the reasons for the Company’s intention to terminate for Cause, (B) delivery to the Executive of a resolution duly adopted by the affirmative vote of two-thirds or more of the Board then in office (excluding the Executive if he/she is then a member of the Board) at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board, the Executive was guilty of the conduct herein set forth and specifying the particulars thereof in detail, (C) an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board, and (D) delivery to the Executive of a Notice of Termination from the Board specifying the particulars thereof in detail; or

(iii)                   a material breach of the terms of the Executive’s employment which the Executive has not cured within 20 days after receipt of notice from the Company that specifically identifies the manner in which the Company believes the Executive has caused such breach.

(d)         Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Policy, “Good Reason” shall mean termination by the Executive of employment after the initial occurrence of any of the following events without the Executive’s consent, unless such occurrence has not resulted in a material negative change (within the meaning of Section 1.409A-1(n)(2)(i) of the Treasury Regulations or any successor provision) to the Executive in his/her service relationship with the Company:

(i)                         A material diminution in the Executive’s position, duties, responsibilities or authority (except during periods when the Executive is unable to perform all or substantially all of his duties or responsibilities on account of illness (either physical or mental) or other incapacity);

(ii)                      A reduction of more than 10% in the Executive’s annual rate of base salary as in effect on the date this Policy becomes applicable to the Executive or as the same may be increased from time to time (except for across-the-board reductions in salary similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company);

(iii)                   Failure by the Company to continue in effect any compensation plan in which the Executive participates which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute plan) has been made with respect to such plan, or failure by the Company to continue the Executive’s participation therein (or in such substitute plan) on a basis not materially less favorable to the Executive;

(iv)                  Failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s retirement, pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating (except for across-the-board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), or failure by the Company to continue to provide the Executive with the number of weeks of paid vacation each calendar year in accordance with the offer of employment;

(v)                     Failure by the Company to provide facilities or services which are reasonably necessary for the performance of the Executive’s duties or responsibilities or the exercise of the Executive’s authority;

(vi)                  Failure of any successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation or otherwise) to the Company to assume the Company’s obligations hereunder or failure by the Company to remain liable to the Executive hereunder after such assumption;

(vii)               Any termination by the Company of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of a Notice of Termination contained in this Policy; or

(viii)            Willful failure to pay the Executive any portion of current or deferred compensation within thirty (30) days of the date such compensation is due.

The Executive’s continued employment shall not constitute consent to, or waiver of rights with respect to, any circumstance constituting Good Reason; provided, however, that the Executive shall be deemed to have waived the Executive’s rights regarding circumstances constituting Good Reason if he shall not have provided the Company a Notice of Termination within ninety (90) days following the Executive’s knowledge of the occurrence of circumstances constituting Good Reason; and provided further, that the Executive shall have no rights with respect to any circumstances constituting Good Reason upon the Company’s remedy of such circumstances within thirty (30) days after its receipt of such notice from the Executive or if the circumstances are based on Cause. Notwithstanding the foregoing, there shall be no termination for Good Reason unless the Executive gives Notice of Termination within two years after the initial occurrence of the circumstances giving rise to Good Reason.

(e)          Other Than Death, Disability, Cause or Good Reason. (i) The Company may terminate the Executive’s employment, other than as provided in

Sections (2)(a), (b) or (c) hereof, upon written notice to the Executive and (ii) the Executive may terminate employment with the Company, other than as provided in Section 3(d) hereof, upon written notice to the Company.

(f)           Notice of Termination; Date of Termination.  Any termin-ation of the Executive’s employment by the Company or by the Executive (other than a termination pursuant to Section 2(a) hereof) shall be communicated by written Notice of Termination to the other party in accordance with Section 7.  For purposes of this Policy:

(i)  “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Policy relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and

(ii)                      “Date of Termination” shall mean (A) if the Executive’s employment is terminated pursuant to Section 2(a), the date of death, (B) if the Executive’s employment is terminated pursuant to Section 2(b), thirty days after Notice of Termination is given (provided that the Executive shall not have returned substantially to full-time performance of the Executive’s duties during such thirty day period), (C) if the Executive’s employment is terminated pursuant to Sections 3(c), (d) or (e), the date specified in the Notice of Termination (provided that such date shall not be more than thirty days from the date Notice of Termination is given and, in the case of a termination for Cause, shall not be less than fifteen days from the date Notice of Termination is given), or (D) if the Executive terminates employment and fails to provide written notice to the Company of such termination, the date of such termination; provided, however, that if the date of the Executive’s “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations or any successor provision) is different than the date as determined in accordance with (A) through (D) above, as applicable, the date of the Executive’s “separation from service” shall be the “Date of Termination” for all purposes under this Policy.

4.                          Compensation Upon Death, Disability or Termination.

(a)         If the Executive’s employment with the Company is terminated for any reason, in addition to the amounts and benefits provided pursuant to the remainder of this Section 4, the Company shall pay or provide to the Executive (i) any expense reimbursements owed to the Executive by the Company and (ii) all benefits that are due to the Executive under the terms of the Company’s broad-based benefit plans, programs and arrangements in accordance with the terms of such plans, programs and arrangements.

(b)         If the Executive’s employment is terminated by death, the Company shall pay the Executive’s legal representative (i) at the time such payments are due, the Executive’s full base salary through the Date of Termination at the rate in effect at the Date of Termination; and (ii) a bonus for the year in which such termination of employment occurs equal to the Executive’s bonus as determined under the Company’s MICP, or any successor, alternate or supplemental plan (the “Bonus Plan”) for such year multiplied by a fraction, the numerator of which is the number of days during such year that the Executive was employed by the Company and the denominator of which is 365 (the “Pro-Rata Bonus”), at the time bonuses are customarily paid to senior level executives

(c)          If the Executive’s employment with the Company is terminated by reason of the Executive’s Disability, then (i) the Executive shall receive disability benefits in accordance with the terms of the long-term disability program then in effect for senior executives of the Company, and (ii) the Company shall pay to the Executive the Base Salary through the end of the month immediately preceding the month in which such disability benefits commence, and (iii) the Company shall pay the Pro-Rata Bonus to the Executive at the time bonuses are customarily paid to senior level executives.

(d)         If the Executive’s employment is terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall at the time such payments are due pay the Executive the full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.

(e)          If (1) the Company shall terminate the Executive’s employment other than for Disability and other than for Cause or (2) the Executive shall terminate employment for Good Reason, then

(i)                         the Company shall pay the Executive on the Date of Termination, by wire transfer to the bank account designated by the Executive, the Executive’s full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given (disregarding any reduction in salary rate which would constitute a Good Reason);

(ii)                      notwithstanding any provision of the Bonus Plan to the contrary, the Company shall pay to the Executive the Pro-Rata Bonus at the time bonuses are customarily paid to senior level executives;

(iii)                   in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive on the Date of Termination, by wire transfer to the bank account designated by the Executive, a cash lump sum equal to the product of (A) the sum of (1) the Executive’s annual base salary in effect at the time the Notice of Termination is given (disregarding any reduction in salary rate which would constitute a Good Reason) and (2) the average of the last three annual bonus amounts awarded to the Executive under the Bonus Plan for the last three plan years completed prior to the Date of Termination (the “Average Annual Bonus,” and (B) (x) if the Date of Termination is within two years after the occurrence of a Change in Control, the number[_#_], or (y) if the termination is not governed by the preceding clause (x), the number [_# ], where the applicable multiples are set forth in the offer letter by reference hereto; and

(iv)                  the Company shall continue the participation of the Executive for a period of [ # ] years (except if the Date of Termination is within two years after the occurrence of a Change in Control, such period shall be [ # ] years) in all medical, dental, hospitalization, life insurance and other welfare and plans and programs, in each case in which the Executive participated immediately prior to the

Date of Termination, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs.  In the event that the Executive’s participation in any such plan or program is barred, the Company shall by other means provide the Executive with benefits equivalent to those which the Executive would otherwise have been entitled to receive under such plans and programs from which the Executive’s continued participation is barred.  Any benefits or payments to which the Executive is otherwise entitled under this Section 4(e)(iv) shall be reduced to the extent benefits of the same type are received by, or made available to, the Executive by a subsequent employer during the applicable benefit continuation period following the Date of Termination (and the Executive shall be obligated to notify the Company in writing within ten days after such time as the Executive receives any such benefits, or such time as any such benefits are made available to the Executive). Notwithstanding anything in this Section 4(e)(iv) to the contrary, if and to the extent that any benefits or payments receivable by the Executive under any such plan or program (or in lieu of participation in any such plan or program in which participation is barred) would not be excludible from the Executive’s gross income, and if such non-excludible amounts (other than non-excludible benefits or payments receivable by the Executive under the Company’s medical or health plan during the period of time during which the Executive would be entitled to COBRA continuation coverage under the Company’s medical or health plan if the Executive elected such coverage and paid the applicable premiums (hereinafter “Exempt Medical Benefits”)), in the aggregate, could exceed the applicable dollar limit under Section 402(g)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), for the year in which the Executive’s Date of Termination occurs, and if any such amounts are not otherwise exempt from Section 409A of the Code, then:

(A)                                           if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the Date of Termination, then any such non-excludible amounts (other than Exempt Medical Benefits) that would otherwise have been paid or provided to the Executive during the first six months following the Date of Termination shall be paid or provided instead to the Executive in a lump sum on the earlier of (x) the date which is six months following the Date of Termination and (y) the date of the Executive’s death, and not before; and

(B)                                           the amount of such benefits or payments (other than Exempt Medical Benefits) receivable by the Executive under any such plan or program in one taxable year shall not affect the amount of benefits or payments Executive may be eligible to receive in any other taxable year, the right to such benefits or payments under any such plan or program shall not be subject to liquidation or exchange for any other benefit, and the reimbursement under any such plan or program of an expense incurred by the Executive shall be made on or before the last day of the Executive’s taxable year following the year in which the expense was incurred.  The Executive shall be responsible for submitting claims for reimbursement in a timely manner to enable payment within the timeframe provided herein.

(f)           If the Company shall terminate the Executive’s employment other than for Cause, or the Executive shall terminate employment for Good Reason, in either case during the period of a Potential Change in Control or at the request of a person who, directly or indirectly, takes any action designed to cause a Change in Control, then the Company shall make payments and provide benefits to the Executive under this Policy as though a Change in Control had occurred immediately prior to such termination.  A “Potential Change in Control” shall exist during the period commencing at the time the Company enters into any agreement or arrangement which, if consummated, would result in a Change in Control and ending at the time such agreement or arrangement either (i) results in a Change in Control or (ii) terminates, expires or otherwise becomes of no further force or effect.

(g)          For purposes of this Policy, a “Change in Control” shall mean the first to occur of the following events:

(1)         any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of either (A) the combined fair market value of the then outstanding stock of the Company (the “Total Fair Market Value”) or (B) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Total Voting Power”); excluding, however, the following: (I) any acquisition by the Company or any of its affiliates, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, (III) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (4) below and (IV) any acquisition of additional stock or securities by a Person who owns more than 50% of the Total Fair Market Value or Total Voting Power of the Company immediately prior to such acquisition; or

(2)         any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company that, together with any securities acquired directly or indirectly by such Person within the immediately preceding twelve-consecutive month period, represent 40% or more of the Total Voting Power of the Company; excluding, however, any acquisition described in subclauses (I) through (IV) of subsection (1) above; or

(3)         a change in the composition of the Board such that the individuals who, as of the original effective date of this Policy, constitute the Board (such individuals shall be hereinafter referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company’s stockholders, was made or approved by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered an Incumbent Director; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered an Incumbent Director; provided finally, however, that, as of any time, any member of the Board who has been a director for at least twelve consecutive months immediately prior to such time shall be considered an Incumbent Director for purposes of this definition, other than for the purpose of the first proviso of this definition; or

(4)         there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction (A) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding Common Stock of the Company and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); provided, however, that notwithstanding anything to the contrary in subsections (1) through (4) above, an event which does not constitute a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (or any successor provision), shall not be considered a Change in Control for purposes of this Policy.

(h)         Excise Tax.

(1)         Valley.

Notwithstanding any other provisions of this Policy, in the event that any payment, benefit, property or right received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment in respect of a Change in Control (whether pursuant to the terms of this Policy or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments, benefits, properties and rights being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the payments and benefits provided under Section 4(e) or 4(f) hereof (“Severance Payments”) which are cash shall first be reduced on a pro rata basis, and the non-cash Severance Payments shall thereafter be reduced on a pro rata basis, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payment without such reduction

(but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments); provided, however, that the Executive may elect (by waiving the receipt or enjoyment of all or any portion of the noncash Severance Payments at such time and in such manner that the Severance Payments so waived shall not constitute a “payment” within the meaning of Section 280G(b) of the Code) to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

(ii) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax (A) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (B) no portion of the Total Payments shall be taken into account which, in the written opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change in Control, the Company’s Independent auditor, does not constitute a “parachute payment” within the meaning of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the written opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (C) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and the Executive, shall be selected.  The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company.

(2) Other Terms.                                            At the time that payments are made under this Policy, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions, or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and all such opinions or advice shall be in writing, shall be attached to the statement and shall expressly state that the Executive may rely thereon).  If the Executive objects to the Company’s calculations, the Company shall pay to the Executive such portion of the payments as the Executive determines is necessary to result in the proper application of Section 4(h)(1)(i). The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceeding concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

5.              No Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Policy by seeking other employment or otherwise. Except as provided in the third sentence of Section 4(e)(iv) with respect to benefits received by, or made available to, the Executive by a subsequent employer, the amount of any payment or benefit provided for in this Policy shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

6.              Binding Policy.  This Policy and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided in this Policy, shall be paid to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

7.              Notices.  Notices, demands and all other communications provided for in this Policy shall be in writing and shall be deemed to have been duly given as provided for in the offer letter.

8.              General Provisions.  Except as provided in Section 1, no provision of this Policy may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive (or, if applicable, the Executive’s legal representative) and the Company.  No waiver by either the Executive or the Company at any time of any breach by the other party of, or compliance with, any condition or provision of this Policy to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Policy or the offer letter.  The validity, interpretation, construction and performance of this Policy shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

9.              Validity and Enforceability.  The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy, which shall remain in full force and effect.

10.       Arbitration.  Any dispute or controversy arising under or in connection with this Policy shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in the State of Connecticut, constituting an Employment Dispute Tribunal in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

11.       Entire Policy. This Policy and the offer letter is the entire agreement or understanding between the Company and the Executive regarding the subject matter hereof.

12.       Remedies.  In the event the Company fails to make any payment to the Executive when due, the Executive, in addition to any other remedy available at law or in equity, shall be entitled to interest on such unpaid amounts from the date such payment was due to the date actual payment is received by the Executive, at the legal rate applicable to unpaid judgments.  The Company shall pay to the Executive all legal, audit, and actuarial fees and expenses incurred by the Executive during his lifetime as a result of the termination of employment, including all such fees and expenses incurred in contesting, arbitrating or disputing any action or failure to act by the Company or in seeking to obtain or enforce any right under this Policy or any other plan, arrangement or agreement with the Company, provided that the Executive has obtained a final determination supporting at least part of the Executive’s claim and there has been no determination that the balance of the Executive’s claim was made in bad faith.  Notwithstanding the preceding sentence, to the extent the payment of such fees and expenses would constitute compensation or wages for Federal tax purposes, then:

(a)                                 if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the Date of Termination, then any such fees or expenses that would otherwise have been paid to Executive during the first six months following the Date of Termination shall be paid instead to the Executive in a lump sum on the earlier of (i) the date which is six months following the Date of Termination and (ii) the date of the Executive’s death, and not before; and

(b)                                 the amount of any such fees or expenses paid to the Executive in one taxable year shall not affect the amount of such fees or expenses the Executive may be eligible to receive in any other taxable year, the Executive’s right to any such fees or expenses shall not be subject to liquidation or exchange for any other benefit, and the reimbursement of any such fees or expenses incurred by the Executive shall be made on or before the last day of the Executive’s taxable year following the year in which the fee or expense was incurred.  The Executive shall be responsible for submitting claims for reimbursement in a timely manner to enable payment within the timeframe provided herein.

13.       Consent to Jurisdiction and Forum. The Executive hereby expressly and irrevocably agrees that any action, whether at law or in equity, permitted to be brought by the Company under this Policy may be brought in the State of Connecticut or in any federal court therein. The Executive hereby irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of the laws of the State of Connecticut. In the event the Company commences any such action in the State of Connecticut or in any Federal court therein, the Company shall reimburse the Executive for the reasonable expenses incurred by the Executive in the appearance in such forum which are in addition to the expenses the Executive would have incurred by appearing in the forum of the Executive’s residence at that time, including but not limited to additional legal fees; provided, however, that to the extent such reimbursement would constitute compensation or wages for Federal tax purposes, such reimbursement shall be subject to the requirements set forth in Sections 12(a) and (b) above.

14.       Code Section 409A.  The Executive and the Company intend that any payment under this Policy shall, to the extent subject to Section 409A of the Code, be paid in compliance with Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest, or penalties as a result of the payments, and the Company shall interpret the Policy in accordance with Section 409A and the Treasury Regulations thereunder.  The

Executive and the Company agree to modify this Policy or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder.  However, in the event that the amounts payable under this Policy are subject to any taxes, penalties or interest under Section 409A, the Executive shall be solely liable for the payment of any such taxes, penalties or interest.

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